Schedule 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☒ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.
☐ Fee	computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

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4)	Date filed:

March 28, 2005

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2005 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 27, 2005, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at www.bankofamerica.com/investor.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement and a proxy card. We previously mailed you our 2004 Annual Report to Stockholders.

Whether or not you plan to attend, please vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card (or, if applicable, in your electronic delivery notice). If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring your admission ticket and photo identification. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership.

Sincerely yours,

Kenneth D. Lewis

Chairman, Chief Executive Officer and President

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Bank of America Corporation will be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina, on Wednesday, April 27, 2005, at 10:00 a.m., local time.

At the meeting, stockholders will be asked to:

•	Elect 17 directors;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for 2005;

•	Consider a stockholder proposal regarding political contributions;

•	Consider a stockholder proposal regarding the nomination of directors; and

•	Consider any other business properly brought before the meeting.

The close of business on March 4, 2005 was the record date for determining stockholders entitled to vote at the Annual Meeting. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those stockholders will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list also will be available at the Annual Meeting.

Your vote is important. Please vote as soon as possible via either the Internet, telephone or mail.

By order of the Board of Directors:

Rachel R. Cummings

Corporate Secretary

March 28, 2005

IMPORTANT NOTICE

Please Vote Your Shares Promptly

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

This proxy statement is being sent to you in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2005 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as the “Corporation.” This proxy statement is being delivered to stockholders on or about March 28, 2005.

GENERAL INFORMATION

Record Date. Only holders of record at the close of business on March 4, 2005 will be entitled to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”) and 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Stock”), vote together without regard to class.

As of the record date of March 4, 2005, there were 4,060,653,758 shares of Common Stock, and 7,739 shares of Series B Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote.

Stock Split. All stock information included in this proxy statement has been adjusted to reflect the two-for-one Common Stock split, in the form of a Common Stock dividend, effective August 27, 2004.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.eproxyvote.com/bac and follow the instructions. You will need your Authentication Number, which is located on your proxy card or electronic delivery notice (whichever is applicable to you).

•	By Telephone: Call 1.877.779.8683 and follow the voice prompts. You will need your Authentication Number, which is located on your proxy card or electronic delivery notice (whichever is applicable to you).

•	By Mail: If you have received a proxy card, mark your vote, sign your name exactly as it appears on your proxy card, date your card and return it in the envelope provided.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted, in accordance with the Board’s recommendations, as follows:

“FOR:”

•	The election to the Board of the 17 nominees named in this proxy statement; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for 2005;

and “AGAINST:”

•	The stockholder proposal regarding political contributions; and

•	The stockholder proposal regarding the nomination of directors.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment.

Revoking Your Proxy. Your proxy may be revoked at any time before it is exercised by submitting to the Corporate Secretary written notice of revocation, a properly executed proxy of a later date or by attending the Annual Meeting and voting in person.

Cost of Proxy Solicitation. The Corporation will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, the Corporation also may use some of its regular employees, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, the Corporation has agreed to pay Georgeson Shareholder Communications Inc. $15,000 plus expenses to assist it in soliciting proxies from banks, brokers and nominees. The Corporation also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a majority of the aggregate voting power of the Common Stock and Series B Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, the Corporation intends to count shares present in person but not voting and shares for which it has received proxies but for which holders thereof have withheld voting or abstained as present. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Votes Required to Elect Directors and Adopt Other Proposals. Directors will be elected by a plurality of the votes cast. Withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the aggregate of all of the shares of Common Stock and Series B Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Voting by Associates. If you participate in The Bank of America 401(k) Plan or the FleetBoston Financial Savings Plan and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via the proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

Householding. Unless it has received contrary instructions, the Corporation will perpetually send a single copy of the annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if the Corporation believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce the Corporation’s expenses.

If you would like to receive your own set of the Corporation’s annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of the Corporation’s annual disclosure documents, follow these instructions:

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke or institute householding by calling them at 1.800.642.9855 or writing to them at EquiServe Trust Company, P.O. Box 43095, Providence, Rhode Island 02940-3095. Within 30 days of your revocation, the Corporation will send individual documents.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Electronic Delivery. In addition to householding, the Corporation can also reduce expenses if you consent to receive your annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at EquiServe, you may sign up for this service at www.bankofamerica.equiserve.com.

CORPORATE GOVERNANCE

The Board is responsible for providing effective governance over the Corporation’s affairs. The Corporation’s corporate governance practices are designed to align the interests of the Board and management with those of the Corporation’s stockholders and to promote honesty and integrity throughout the Corporation. Highlights of the Corporation’s corporate governance practices are described below. More information about corporate governance may be found on the Corporation’s website at www.bankofamerica.com/investor under the heading Corporate Governance. Information available at this website includes: (i) the Corporation’s Corporate Governance Guidelines; (ii) its Code of Ethics and Insider Trading Policy; and (iii) the charters of the asset quality, audit, compensation, corporate governance and executive committees. These materials are also available free of charge upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Corporate Governance Guidelines. In March 2004, the Board, upon the recommendation of the corporate governance committee, replaced its policy statement on corporate governance with new Corporate Governance Guidelines, which outline the Corporation’s corporate governance policies and procedures. These guidelines embody long-standing practices of the Corporation and also include procedures designed to incorporate current corporate governance best practices. Portions of the Corporate Governance Guidelines are described below, and a copy of the Guidelines is available on the Corporation’s website as described above.

Director Qualifications and Independence. A majority of the directors of the Board must meet the criteria for independence as established by the Board in accordance with the rules of the New York Stock Exchange (the “NYSE rules”). The NYSE rules provide that a director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Corporation. As permitted by the NYSE rules, the Board has adopted, upon the recommendation of the corporate governance committee, a set of categorical standards to form the basis for the Board’s independence determinations. These Director Independence Categorical Standards are included as Appendix A to this proxy statement.

The corporate governance committee and the Board have evaluated the relationships between each nominee for director (and his or her immediate family members and related interests) and the Corporation and its subsidiaries. As a result of this evaluation, the Board has affirmatively determined, upon the recommendation of the corporate governance committee, that each of the following nominees is independent under the Director Independence Categorical Standards and the NYSE rules: Messrs. Barnet, Coker, Collins, Countryman, Fulton, Jones, Massey, May, Romero, Ryan and Sloan and Madams Mitchell, Spangler and Ward.

Executive Sessions of the Board. As provided in the Corporate Governance Guidelines, the non-management directors of the Corporation will meet in executive session at each Board meeting. The chairs of the audit, compensation, corporate governance and executive committees will rotate as presiding director at these executive sessions. In addition, if at any time, the group of non-management directors includes any directors who are not independent under the NYSE rules, the independent directors will meet alone in executive session at least once a year.

Board Attendance and Annual Meeting Policy. Directors are expected to attend the Corporation’s annual meeting of stockholders, board meetings and meetings of the committees on which they serve. In 2004, there were nine meetings of the Board, and each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, all of the members of the Board attended the 2004 annual meeting of stockholders.

Board Committee Membership and Meetings. The Board has established various committees to assist the Board in fulfilling its responsibilities. All of the members of the committees are nominated by the corporate governance committee and appointed by the Board. Descriptions of the asset quality, audit, compensation, corporate governance and executive committees are provided below. These descriptions are qualified in their entirety by the full text of the written committee charters that may be found on the Corporation’s website as described above. The audit committee charter is also attached as Appendix B.

•	Asset Quality Committee. The asset quality committee consists of four directors. The following directors are current members of the asset quality committee: Madams Ward (chair) and Mitchell and Messrs. Collins and Massey. The asset quality committee reviews the Corporation’s asset quality trends and performance and monitors management’s adherence to prudent and sound credit policies and practices. In addition, the committee reviews credit concentrations, credit risk inherent in selected products and businesses, country risk and loan loss reserves. The asset quality committee also reviews certain market risk reports. The committee approves credit risk policies and management disciplines as required by the Basel II accord or other regulatory requirements. During 2004, the asset quality committee held nine meetings.

•	Audit Committee. The audit committee consists of three directors, all of whom are independent under the NYSE rules, the Director Independence Categorical Standards and other SEC rules and regulations applicable to audit committees. The Board has determined that each of the current members of the audit committee, Messrs. Guinn (chair), Barnet and May, qualify as audit committee financial experts.

The audit committee assists the Board in monitoring: (i) the effectiveness of the Corporation’s system of internal controls; (ii) the integrity of the consolidated financial statements of the Corporation; and (iii) the compliance by the Corporation with legal and regulatory requirements. The audit committee has direct responsibility for the corporate audit function and the independent registered public accounting firm (including oversight of such firm’s appointment, compensation, qualifications and independence). The audit committee reviews annually the scope of the proposed internal audit, external audit, and credit review activities and also reviews the actual coverage of those activities. The audit committee also reviews annually, together with management, the independent registered public accounting firm and the Corporation’s general auditor, the contents and conclusions of the audited financial statements. During 2004, the audit committee held fifteen meetings.

•	Compensation Committee. The compensation committee consists of four directors, all of whom are independent under the NYSE rules and the Director Independence Categorical Standards. The following directors are current members of the compensation committee: Messrs. Coker (chair), Countryman, Fulton and Sloan. The compensation committee provides overall guidance with respect to the establishment, maintenance and administration of the Corporation’s compensation programs and employee benefit plans, including reviewing and approving the Chief Executive Officer’s and other executive officers’ compensation. The compensation committee also reviews and makes recommendations to the Board as to the form and amount of compensation for the Corporation’s directors. During 2004, the compensation committee held six meetings.

•	Corporate Governance Committee. The corporate governance committee consists of four directors, all of whom are independent under the NYSE rules and the Director Independence Categorical Standards. The following directors are current members of the corporate governance committee: Messrs. Ryan (chair), Fulton and Romero and Mrs. Spangler. The corporate governance committee identifies individuals qualified to become Board members, and recommends to the Board, consistent with criteria approved by the Board, director nominees. In addition, the corporate governance committee recommends to the Board the Corporation’s corporate governance guidelines. The corporate governance committee also leads the Board in its annual self-evaluation and review of management’s performance and recommends to the Board membership for each Board committee. In the event of a vacancy in the office of the Chief Executive Officer, the corporate governance committee, together with the executive committee, recommends a successor to the full Board. During 2004, the corporate governance committee held seven meetings.

•	Executive Committee. The executive committee consists of five directors. The following directors are current members of the executive committee: Messrs. Sloan (chair), Coker, Fulton, Gifford and Lewis. The executive committee is authorized, between Board meetings, to direct and transact all business of the Corporation which might come before the Board, except for business that only the Board is, by law, authorized to perform. During 2004, the executive committee held nine meetings.

Director Compensation. In 2004, the compensation for each director who was not an officer of the Corporation or of a subsidiary (“Non-employee Directors”) consisted of the following:

•	An annual retainer in the amount of $100,000, of which $60,000 was paid in cash and $40,000 was paid in restricted shares of Common Stock under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”).

•	An award of restricted shares of Common Stock under the Directors’ Stock Plan with a value set by the Board at $80,500.

•	A chairperson annual retainer in the amount of $20,000 for the chairpersons of the asset quality, audit, compensation and executive committees, and $10,000 for the chairperson of the corporate governance committee. The chairperson retainer for the corporate governance committee has been increased to $20,000 effective at the Annual Meeting.

•	An attendance fee of $1,500 for each meeting of the Board or committee of the Board.

Restricted shares of Common Stock delivered under the Directors’ Stock Plan (both the stock portion of the annual retainer and the stand-alone award described above) are subject to a one-year vesting requirement. The aggregate amount delivered by the Corporation to Non-employee Directors during 2004 under these arrangements was $3,379,014.

Non-employee Directors can elect to defer all or any portion of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). For any restricted shares of Common Stock that a director elects to defer, the Corporation credits a “stock account” with one “stock unit” for each such share deferred. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to have the cash portion of the annual retainer, as well as any chairperson annual retainer and meeting fees, deferred either into the stock account or a “cash account.” The Corporation credits the stock account with dividend equivalents in the form of additional stock units and credits the cash account with interest at a long-term bond rate. Upon retirement from the Board, a Non-employee Director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment (or in 5 or 10 annual installments if previously elected). Because stock units are not actual shares of Common Stock, they do not have any voting rights.

In addition, Mr. Gifford entered into a Retirement Agreement with the Corporation in connection with his retirement as an employee of the Corporation effective January 31, 2005. The agreement has a 5-year term and is renewable annually thereafter, but ends earlier in the case of Mr. Gifford’s death. During the term, Mr. Gifford is to provide consulting services as requested by the Corporation, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding Corporation initiatives. Mr. Gifford also acknowledged that his retirement will not constitute a termination for “good reason” under his prior FleetBoston change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston) and gave a general release of claims.

In consideration for his consulting services and other agreements by Mr. Gifford, Mr. Gifford will receive a $50,000 retainer for each of the first five years of the term. In addition, he will be entitled to use Corporation-provided aircraft for up to 120 hours per year for each of the first five years of the term and up to 100 hours per year for any additional year in the term. The Corporation will provide Mr. Gifford office space (for as long as he requests) and secretarial support (for the five year initial term, renewable annually thereafter) that is both reasonable and appropriate in size and scope. The Corporation also will provide a car and driver service for Mr. Gifford when, in the course of his consulting services, he is requested to attend Corporation-related events. Mr. Gifford will have the opportunity to purchase from the Corporation up to 4 season tickets for up to 15 Boston Red Sox games (as selected by Mr. Gifford) each year for as long as he requests, and Mr. Gifford will receive financial planning and tax preparation services for the 2004 and 2005 taxable years.

Upon his retirement as an employee of the Corporation, Mr. Gifford became entitled to receive compensation as a Non-employee Director as more fully described above.

Director Nomination Process. The corporate governance committee is responsible for assessing all director candidates and recommending nominees to the Board. Pursuant to the Corporate Governance Guidelines, the corporate governance committee and the Board will select director nominees based on the merit, qualifications, performance and competency of the candidate and the Corporation’s business needs. Candidates must be individuals of the highest character and integrity who possess significant experience or skills that will benefit the Corporation and must be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations. When evaluating nominees, the composition of the entire Board is taken into account including the need for a majority of independent directors; the diversity of experience and background represented on the Board; the need for financial, business, academic, public and other expertise on the Board and its committees; and the desire for directors working cooperatively to represent the best interests of the Corporation and its stockholders, customers, communities and employees. Candidates must be willing and able to devote the time necessary to discharge their duties and have the desire to represent and evaluate the interests of the Corporation as a whole. Also, the assessment of a candidate includes consideration of the number of public boards on which he or she serves. A director who has reached the age of 72 will not be nominated for election to the Board.

The corporate governance committee will consider candidates proposed by Board members, management, third party search firms and stockholders. A stockholder or group of stockholders recommending a candidate to be considered by the corporate governance committee for nomination at the annual meeting of stockholders must communicate the recommendation to the corporate governance committee in writing by a date not later than October 15 of the previous year. The communication containing the recommendation must include: (i) the name and address of the stockholder; (ii) a representation that the stockholder is a holder of the Corporation’s voting stock (including the number and class of shares held); (iii) a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder; (iv) a statement signed by the candidate recommended by the stockholder acknowledging that the candidate would serve if elected by the stockholders and would comply with the Corporation’s Code of Ethics, Insider Trading Policy, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and (v) a complete statement regarding the candidate and the candidate’s qualifications under the Corporation’s Corporate Governance Guidelines.

Communications with Directors. The Board has established a process for stockholders and other interested parties to communicate with the Board or a particular director. Such individual may send a letter to Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

Code of Ethics. The Corporation’s Code of Ethics applies to all of the Corporation’s directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer. The Corporation is committed to the highest standards of ethical and professional conduct, and the Code of Ethics provides guidance in how to uphold these standards. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. The Corporation intends to post any amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) on its website.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated each of the following individuals for election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

The Nominees

Set forth below are each nominee’s name, current principal occupation (which has continued for at least five years unless otherwise indicated) and certain other biographical information.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

WILLIAM BARNET, III (62), Chairman, President and Chief Executive Officer, The Barnet Company, Inc., Spartanburg, South Carolina, a real estate and other investments firm. He has been in his present position since 2001 and has been President of Barnet Development Corporation, a real estate investment firm, since 1990. He has also served as Chairman of William Barnet & Son, LLC, a synthetic fiber processing company, since 2001, and served as Chief Executive Officer from 2000 to 2001. He served as President and Chief Executive Officer of William Barnet & Son, Inc. from 1976 to 2000. He has been the Mayor of Spartanburg, South Carolina since 2003. He has been a director of the Corporation since April 2004 and is a member of the audit committee.

CHARLES W. COKER (71), Chairman, Sonoco Products Company, Hartsville, South Carolina, a manufacturer of paper and plastic products. He has been a director of the Corporation since 1969 and is chair of the compensation committee and a member of the executive committee. He also serves as a director of Progress Energy, Inc. and Sara Lee Corporation.

JOHN T. COLLINS (58), Chief Executive Officer, The Collins Group, Inc., Boston, Massachusetts, a venture capital, private equity investments and management firm. He has been in his present position since 1993. He has been a director of the Corporation since April 2004 and is a member of the asset quality committee.

GARY L. COUNTRYMAN (65), Chairman Emeritus, Liberty Mutual Holding Company, Inc., Boston, Massachusetts, a financial services company. He served as Chairman of Liberty Mutual Group from 1992 to 2000. He also served as Chief Executive Officer from 1986 to 1998. He has been a director of the Corporation since April 2004 and is a member of the compensation committee. He also serves as a director of Liberty Mutual Holding Company, Inc., The Neiman Marcus Group, Inc. and NSTAR.

PAUL FULTON (70), Chairman, Bassett Furniture Industries, Inc., Winston-Salem, North Carolina, a furniture manufacturer. He has been in his present position since March 2000 and also served as Chief Executive Officer from August 1997 until March 2000. He has been a director of the Corporation since 1993 and is a member of the compensation, corporate governance and executive committees. He also serves as a director of Carter’s, Inc., Lowe’s Companies, Inc. and Sonoco Products Company.

CHARLES K. GIFFORD (62), Retired Chairman, Bank of America Corporation, Charlotte, North Carolina. He served as Chairman of the Corporation from April 1, 2004 until January 31, 2005. Prior to that time, he had served as Chairman and Chief Executive Officer of FleetBoston since 2002. He also served as President and Chief Executive Officer of FleetBoston from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001. He has been a director of the Corporation since April 2004 and is a member of the executive committee. He also serves as a director of NSTAR.

W. STEVEN JONES (53), Dean, University of North Carolina Kenan-Flagler Business School, Chapel Hill, North Carolina. He has been in his present position since August 2003. From January 1997 to September 2002, he served as Chief Executive Officer and Managing Director of Suncorp-Metway Ltd., an Australian banking, insurance and funds management company. He also serves as Chairman of Kenan-Flagler Business School Foundation and Kenan Institute of Private Enterprise.

KENNETH D. LEWIS (57), Chairman, Chief Executive Officer and President, Bank of America Corporation, Charlotte, North Carolina. He has served as Chief Executive Officer since April 2001, President since July 2004 and Chairman since February 2005. He previously served as Chairman from April 2001 to April 2004 and President from January 1999 to April 2004. He also served as Chief Operating Officer from October 1999 to April 2001. He also serves as Chairman, Chief Executive Officer, President and a director of Bank of America, N.A. He has been a director of the Corporation since 1999 and is a member of the executive committee.

WALTER E. MASSEY (66), President, Morehouse College, Atlanta, Georgia. He has been a director of the Corporation since 1998 and is a member of the asset quality committee. He also serves as a director of BP p.l.c., McDonald’s Corporation and Motorola, Inc.

THOMAS J. MAY (57), Chairman, President and Chief Executive Officer, NSTAR, Boston, Massachusetts, an energy utility company. He has served as President of NSTAR and its subsidiaries since 2002 and as Chairman and Chief Executive Officer since 1999. He has been a director of the Corporation since April 2004 and is a member of the audit committee.

PATRICIA E. MITCHELL (62), President and Chief Executive Officer, Public Broadcasting Service, Alexandria, Virginia, a non-commercial broadcasting service. She has served in her present position since March 2000. Prior to that time, she had served as President, CNN Productions and Time Inc. Television, a division of Time Warner, Inc.. She has been a director of the Corporation since 2001 and is a member of the asset quality committee. She also serves as a director of Knight-Ridder, Inc.

EDWARD L. ROMERO (71), Former Ambassador to Spain, Albuquerque, New Mexico. He has been a director of the Company since July 2003 and is a member of the corporate governance committee.

THOMAS M. RYAN (52), Chairman, President and Chief Executive Officer, CVS Corporation, Woonsocket, Rhode Island, an operator of retail pharmacies. He has served as President and Chief Executive Officer since May 1998 and as Chairman since April 1999. He has been a director of the Corporation since April 2004 and is chair of the corporate governance committee. He also serves as a director of Reebok International, Ltd. and Yum! Brands, Inc.

O. TEMPLE SLOAN, JR. (66), Chairman and Chief Executive Officer, The International Group, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996 and is chair of the executive committee and a member of the compensation committee. He also serves as Chairman of the Board of Highwoods Properties, Inc. and as a director of Lowe’s Companies, Inc.

MEREDITH R. SPANGLER (67), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is a member of the corporate governance committee.

ROBERT L. TILLMAN (61), Chairman and CEO Emeritus, Lowe’s Companies, Inc., Mooresville, North Carolina, a home improvement retailer. He served as Chairman and Chief Executive Officer of Lowe’s Companies, Inc. until January 2005.

JACKIE M. WARD (66), Outside Managing Director, Intec Telecom Systems PLC, Atlanta, Georgia, a telecommunications software company. She has been in her present position since December 2000. She served as Chairman, Computer Generation Incorporated, from May 2000 to December 2000 and as President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chair of the asset quality committee. She also serves as a director of Equifax, Inc., Flowers Industries, Inc., Sanmina-SCI Corporation, SYSCO Corporation and Wellpoint, Inc.

Stock Ownership

As of December 31, 2004, the Corporation had two classes of voting securities: the Common Stock and the Series B Stock. The following table sets forth, as of December 31, 2004, information regarding the sole holder known to the Corporation to beneficially own more than 5% of the Series B Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Carolyn C. Glassman & Albert Irl Dubinsky TR UA Apr 8 82 Carolyn Glassman Trust 1815 Locust Street St. Louis, MO 63103	2,018 shares	26%

(1)	All shares of Series B Stock indicated in the above table are subject to the sole investment and voting power of the named individuals.

As of December 31, 2004, no executive officer, nominee or director of the Corporation owned any shares of the Series B Stock.

The following table sets forth information regarding the sole holder known to the Corporation to beneficially own more than 5% of the Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Barclays Global Investors, N.A., and other reporting entities(2) 45 Fremont Street San Francisco, CA 94105	205,170,850	5.07%

(1)	Based on a Schedule 13G filed February 14, 2005 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and Hymf Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting and sole dispositive power as to 181,313,219 shares and 205,170,850 shares, respectively, and did not have shared power as to any shares.

(2)	Percentage based upon Common Stock outstanding as of December 31, 2004 and statements regarding Barclays’ beneficial ownership of Common Stock set forth in the Schedule 13G.

The following table sets forth certain information as of December 31, 2004 with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)
William Barnet, III (6)	105,729
Amy Woods Brinkley (7)	1,670,413
Charles W. Coker (8)	274,378
John T. Collins (9)	156,686
Gary L. Countryman (10)	47,699
Alvaro G. de Molina (11)	397,133
Barbara J. Desoer (12)	1,085,025
Paul Fulton (13)	75,837
Charles K. Gifford (14)	2,841,516
Donald E. Guinn (15)	109,906
James H. Hance, Jr. (16)	5,789,433
W. Steven Jones	0
Kenneth D. Lewis (17)	5,959,130
Walter E. Massey	33,346
Thomas J. May (18)	40,935
Liam E. McGee (19)	909,197
C. Steven McMillan	32,900
Patricia E. Mitchell	17,023
Brian T. Moynihan (20)	858,860
Edward L. Romero	9,037
Thomas M. Ryan (21)	30,721
O. Temple Sloan, Jr. (22)	182,219
Meredith R. Spangler (23)	32,053,287
R. Eugene Taylor (24)	1,816,123
Robert L. Tillman	0
Jackie M. Ward	62,087
All directors, nominees and executive officers as a group (28 persons) (25)	57,799,142

(1)	Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding. All directors, nominees and executive officers as a group beneficially owned approximately 1.4% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole investment and voting power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	Includes the following number of units of Common Stock equivalents credited to the following Non-employee Directors under the Director Deferral Plan as of December 31, 2004: Mr. Barnet, 5,048 units; Mr. Coker, 19,826 units; Mr. Countryman, 4,481 units; Mr. Fulton, 13,993 units; Mr. Guinn, 61,034 units; Dr. Massey, 23,642 units; Mr. May, 5,012 units; Mr. McMillan, 6,472 units; Ms. Mitchell, 7,713 units; Mr. Romero, 2,991 units; Mr. Ryan, 4,729 units; Mr. Sloan, 2,749 units; Mrs. Spangler, 41,663 units; Ms. Ward, 42,342 units; and all directors as a group, 241,695 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Corporate Governance—Director Compensation.”

(4)	Includes restricted stock units awarded under the Bank of America Corporation 2003 Key Associate Stock Plan (or its predecessor, the Bank of America Corporation Key Employee Stock Plan), as of December 31, 2004, to the following named executive officers: Ms. Brinkley, 177,392 units; Mr. de Molina, 4,704 units; Ms. Desoer, 156,886 units; Mr. Hance, 944,960 units; Mr. Lewis, 1,193,018 units; Mr. Moynihan, 61,680 units; and Mr. Taylor, 166,080 units. Also includes restricted stock units awarded under a predecessor FleetBoston stock plan to Mr. Moynihan, a named executive officer, of 78,976 units; and Mr. Gifford, a director, of 160,420 units. As of December 31, 2004, all directors and executive officers as a group held 3,259,412 restricted stock units. Each restricted stock unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(5)	Includes, for each of the following directors, 8,000 shares of Common Stock which such individuals could acquire within 60 days after December 31, 2004 through the exercise of stock options: Mr. Coker, Mr. Fulton, Mr. Guinn, Dr. Massey, Mr. McMillan, Ms. Mitchell, Mr. Sloan, Mrs. Spangler and Ms. Ward.

(6)	Includes 56,396 stock units held under the FleetBoston Directors Deferred Compensation and Stock Unit Plan (the “FleetBoston Director Stock Unit Plan”) and a total of 6,914 shares of Common Stock owned by certain family members and Barnet Foundation, Barnet Foundation Trust and Barnet Development Corporation.

(7)	Includes 1,480,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(8)	Includes 215,000 shares of Common Stock owned by Mr. Coker’s wife over which he shares voting and investment power.

(9)	Includes 24,528 stock units held under the FleetBoston Director Stock Unit Plan.

(10)	Includes 10,080 stock units held under the FleetBoston Director Stock Unit Plan, 13,394 stock units held under the BankBoston Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 388 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Plan”), 7,890 shares that Mr. Countryman could acquire within 60 days after December 31, 2004 under the BankBoston Director Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”) and 236 shares of Common Stock owned by his spouse.

(11)	Includes 210,000 shares of Common Stock which Mr. de Molina could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(12)	Includes 888,992 shares of Common Stock which Ms. Desoer could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(13)	Includes 1,176 shares of Common Stock owned by Mr. Fulton’s wife over which he disclaims beneficial ownership.

(14)	Includes 1,772,642 shares that Mr. Gifford could acquire within 60 days after December 31, 2004 under FleetBoston’s long-term incentive plans, 1,090 shares held as a custodian for two of his children, 544 shares that he owns jointly with one of his children, and a total of 232,961 shares held by two trusts under which Mr. Gifford and members of his family are beneficiaries.

(15)	Mr. Guinn shares voting and investment power over these shares of Common Stock.

(16)	Includes 8,000 shares of Common Stock held jointly with Mr. Hance’s wife over which he shares voting and investment power, and 4,280,000 shares of Common Stock which Mr. Hance could acquire within 60 days after December 31, 2004 through the exercise of stock options. Does not include 14,000 shares of Common Stock held by his wife and 2,380 shares of Common Stock held by his children over which he disclaims beneficial ownership.

(17)	Includes 4,280,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(18)	Includes 17,679 stock units held under the FleetBoston Director Stock Unit Plan, 2,454 stock units held under the BKB Exchange Program, 4,312 stock units held under the BKB Director Stock Award Plan, an interest in 1,293 shares under a deferred compensation plan of Mr. May’s current employer, 7,890 shares that Mr. May could acquire within 60 days after December 31, 2004 under the BKB Director Stock Option Plan and 450 shares of Common Stock jointly held with his spouse.

(19)	Includes 860,552 shares of Common Stock which Mr. McGee could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(20)	Includes 531,702 shares of Common Stock which Mr. Moynihan could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(21)	Includes 22,178 stock units held under the FleetBoston Director Stock Unit Plan and 554 shares owned by Mr. Ryan’s spouse.

(22)	Includes 1,000 shares of Common Stock over which Mr. Sloan shares voting and investment power.

(23)	Includes 31,960,472 shares of Common Stock owned by Mrs. Spangler’s husband, certain other family members for whom Mrs. Spangler’s husband acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s husband, over which Mrs. Spangler shares voting and investment power.

(24)	Includes 1,522,000 shares of Common Stock which Mr. Taylor could acquire within 60 days after December 31, 2004 through the exercise of stock options.

(25)	Includes 18,072,034 shares of Common Stock which such persons could acquire within 60 days after December 31, 2004 through the exercise of stock options. Of these 57,799,142 shares of Common Stock, such persons had sole voting and investment power over 25,419,499 shares of Common Stock and shared voting or investment power or both over 32,379,643 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors and certain of its officers to file reports with the Securities and Exchange Commission indicating their holdings of, and transactions in, the Corporation’s equity securities. Based solely on a review of the copies of such reports it received, and written representations from reporting persons, the Corporation believes that, during 2004, its reporting persons complied with all Section 16(a) filing requirements, except as follows. Mr. Edward J. Brown III, a former executive officer, filed one late report to reflect the return of shares to the Corporation to satisfy tax withholding obligations. Ms. Desoer filed a late report on Form 5 to reflect a balance reallocation in her retirement accounts that resulted in a decrease of 1,174 shares of Common Stock in these accounts. Mr. Ryan filed a Form 5 reporting 124 shares of Common Stock inadvertently omitted from his Initial Statement of Beneficial Ownership on Form 3. Ms. Ward filed a late report on Form 4 relating to the purchase of 1,000 shares of Common Stock.

Executive Compensation

Summary Compensation Table. The following table sets forth the compensation paid to the named individuals for services rendered to the Corporation and its subsidiaries during the periods indicated.

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(2)(4)		Securities Underlying Options (#)(5)	All Other Compensation ($)(6)
Kenneth D. Lewis Chairman, Chief Executive Officer and President	2004 2003 2002	1,500,000 1,500,000 1,500,000	5,712,500 5,375,000 5,375,000	— — —		11,842,884 10,757,859 11,337,655		500,000 400,000 400,000	195,112 148,672 149,894

James H. Hance, Jr. (7) Former Vice Chairman	2004 2003 2002	1,250,000 1,250,000 1,250,000	4,780,500 4,125,000 4,125,000	118,179 — —	(8)	8,273,011 6,165,224 6,673,365		200,000 200,000 200,000	163,947 150,666 146,671

Amy Woods Brinkley Global Risk Executive	2004 2003 2002	800,000 800,000 775,000	2,725,000 2,595,000 2,595,000	— — 10,551	(9)	3,189,915 3,120,053 3,474,216		200,000 200,000 200,000	94,389 93,301 92,581

Liam E. McGee (10) President, Global Consumer and Small Business Banking	2004	700,000	2,855,000	232,840	(11)	3,159,797		200,000	88,140

R. Eugene Taylor President, Global Business and Financial Services	2004 2003 2002	700,000 700,000 700,000	2,855,000 2,530,000 2,530,000	— — 159,074	(12)	3,159,797 2,915,393 3,257,482		200,000 200,000 200,000	88,437 88,682 88,177

Alvaro G. de Molina (10) President, Global Capital Markets and Investment Banking	2004	625,000	2,920,000	—		2,893,531		200,000	83,650

Barbara J. Desoer Global Technology, Service and Fulfillment Executive	2004 2003 2002	691,667 645,833 600,000	2,725,000 2,595,000 2,335,000	77,270 — —	(8)	2,788,070 2,950,305 2,911,410		200,000 200,000 200,000	87,881 90,352 82,784

Brian T. Moynihan (13) President, Global Wealth and Investment Management	2004	580,929	2,465,000	5,593	(9)	4,657,577	(2)	200,000	2,545,949	(6)

(1)	The listed positions are those occupied as of February 1, 2005.

(2)

Under the Executive Incentive Compensation Plan (“EIC Plan”) and the Equity Incentive Program, the compensation committee determines an incentive award based on performance for the year which is delivered part in cash and part in the form of restricted stock shares or restricted stock units (collectively, “restricted stock”) to be earned and paid over time. Accordingly, the cash portion of the award is shown as Annual Compensation under the Bonus column and the restricted stock portion is shown as a Long-Term Compensation Award under the Restricted Stock Awards column. The value of the restricted stock awards for 2004 is based on a closing price of $47.06 per share on February 15, 2005 (or $46.37 per share on January 31, 2005, in the case of Mr. Hance), the grant date for the awards. Each such restricted stock award vests on the third anniversary of the grant date if the named executive officer remains employed with the Corporation through that date (or earlier in the event of death, disability, retirement or involuntary termination without cause). The executive receives dividends (or dividend equivalents) on the restricted stock payable in cash prior to vesting.

Mr. Moynihan received an award under the EIC Plan for performance in 2004 as described above, valued at $2,145,042 (based on the February 15, 2005 closing price). In addition, as part of the deferred retention account under Mr. Moynihan’s employment agreement with the Corporation entered in connection with the FleetBoston merger (see “Agreements with Certain Executive Officers”), the Corporation granted Mr. Moynihan an award of restricted stock units on April 1, 2004, valued at $2,512,535 (based on the April 1, 2004 closing price of $40.74 per share). These restricted stock units represent 50% of the cash severance payments under Mr. Moynihan’s prior change in control agreement with FleetBoston, with the other 50% credited to a deferred cash account. See footnote 6 below. These restricted stock units are fully vested on the date of grant and are payable in shares following termination of employment. Mr. Moynihan receives dividend equivalents on the restricted stock units payable in cash prior to termination of employment.

(3)	Excludes perquisites and other personal benefits that, in the aggregate, do not exceed $50,000 for any year.

(4)	As of December 31, 2004, the named executive officers held the following number of restricted stock shares or units with the following values (based on the closing price of $46.99 per share on December 31, 2004): Mr. Lewis — 1,193,018 shares/units valued at $56,059,916 (of which 600,000 units valued at $28,194,000 are fully vested and payable following termination of employment); Mr. Hance — 944,960 shares/units valued at $44,403,670 (of which 600,000 units valued at $28,194,000 are fully vested and payable following termination of employment); Ms. Brinkley — 177,392 shares/units valued at $8,335,650; Mr. McGee — 22,468 shares/units valued at $1,055,771; Mr. Taylor — 166,080 shares/units valued at $7,804,099; Mr. de Molina — 93,304 shares/units valued at $4,384,355; Ms. Desoer — 156,886 shares/units valued at $7,372,073; and Mr. Moynihan — 140,656 shares/units valued at $6,609,425 (of which 61,680 units valued at $2,898,343 are fully vested and payable following termination of employment).

(5)	Stock option grants reported for each year show grants made the following year for performance in the year indicated.

(6)	For 2004, consists of: (a) matching contributions by the Corporation under certain defined contribution plans (Mr. Lewis — $125,000; Mr. Hance — $112,500; Ms. Brinkley — $90,000; Mr. McGee — $85,000; Mr. Taylor — $85,000; Mr. de Molina — $81,250; Ms. Desoer — $84,583; and Mr. Moynihan — $12,300); (b) the value of coverage under split dollar life insurance arrangements (Mr. Lewis — $34,223 and Mr. Hance — $46,634); (c) premiums paid by the Corporation for a supplemental death benefit (Mr. Moynihan — $4,651); (d) the cost of monitoring and servicing home security systems and the provision of secured parking, all as required by company policy (Mr. Lewis — $35,889; Mr. Hance — $4,813; Ms. Brinkley — $4,389; Mr. McGee — $3,140; Mr. Taylor — $3,437; Mr. de Molina — $2,400; and Ms. Desoer — $3,298); and (e) above-market earnings on certain deferred compensation benefits (Mr. Moynihan — $16,498). In 2004, 2003 and 2002, no premiums were paid under split dollar life insurance arrangements for the executive officers.

In addition, as part of the deferred retention account under Mr. Moynihan’s employment agreement with the Corporation entered in connection with the FleetBoston merger (see “Agreements with Certain Executive Officers”), the Corporation established a cash account for Mr. Moynihan on April 1, 2004 in the amount of $2,512,500. The account is credited with interest at the prior month’s One-Year Constant Maturity Treasury rate as determined each month by the Federal Reserve and is payable in a single cash payment at termination of employment. This cash account represents 50% of the cash severance payments under Mr. Moynihan’s prior change in control agreement with FleetBoston, with the other 50% awarded as restricted stock units. See footnote 2 above.

(7)	Mr. Hance retired from active employment effective January 31, 2005. See “Agreements with Certain Executive Officers.”

(8)	Includes $110,679 for Mr. Hance and $72,720 for Ms. Desoer, representing the Corporation’s aggregate incremental cost of personal use of the Corporation’s aircraft.

(9)	Consists of certain payments for taxes.

(10)	Messrs. McGee and de Molina were not executive officers of the Corporation in 2003 and 2002.

(11)	Includes $212,518 in relocation expenses and $13,748 related to payments for taxes.

(12)	Includes $71,687 related to payments for taxes and $70,000 for a local club membership.

(13)	Although Mr. Moynihan did not become an employee of the Corporation until April 1, 2004, the effective date of the FleetBoston merger, the information in the table reflects his compensation for the full year.

Option Grants.    The following table shows the number and value of stock option grants made in February 2005 related to 2004 performance.

Option Grants for 2004 (1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in 2004	Exercise Price ($ per Share)	Expiration Date	Grant Date Present Value ($)(2)
Kenneth D. Lewis	500,000	0.79%	46.68	February 1, 2015	3,240,000
James H. Hance, Jr.	200,000	0.32%	46.37	January 31, 2015	1,286,000
Amy Woods Brinkley	200,000	0.32%	46.68	February 1, 2015	1,296,000
R. Eugene Taylor	200,000	0.32%	46.68	February 1, 2015	1,296,000
Liam E. McGee	200,000	0.32%	46.68	February 1, 2015	1,296,000
Alvaro G. de Molina	200,000	0.32%	46.68	February 1, 2015	1,296,000
Barbara J. Desoer	200,000	0.32%	46.68	February 1, 2015	1,296,000
Brian T. Moynihan	200,000	0.32%	46.68	February 1, 2015	1,296,000

(1)	All options: (i) are non-qualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest 100% on the third anniversary of the grant date (or earlier in the event of death, disability, retirement, workforce reduction or divestiture); (v) continue to be exercisable following termination of employment in certain circumstances; and (vi) are otherwise subject to the terms and provisions of the Bank of America Corporation 2003 Key Associate Stock Plan (the "Stock Plan").

Certain of the shares acquired upon exercise must be held for a period of 3 years following exercise (or until termination of employment, if earlier).

(2)	In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the Grant Date Present Value assuming: (i) an expected volatility of 0.2053; (ii) an expected dividend yield of 4.60%; (iii) a risk-free interest rate of 3.943% (3.933% for Mr. Hance); (iv) an option term of six years; and (v) no discounts for nontransferability or risk of forfeiture. This is a theoretical value for stock options. The actual value of the options will depend on the market value of Common Stock when the options are exercised.

Option Exercises and Year-End Option Values.    The following table shows information regarding the value of options exercised during 2004 and certain information about unexercised options at year-end.

Aggregated Option Exercises in 2004 and 2004 Year-End Option Values

	Options Exercised During 2004		Number of Securities Underlying Unexercised Options on December 31, 2004 (#)		Value of Unexercised In-the- Money Options on December 31, 2004 ($)(2)
Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth D. Lewis	0	0	4,280,000	800,000	50,731,000	7,272,000
James H. Hance, Jr.	300,000	8,031,080	3,680,000	400,000	40,945,000	3,636,000
Amy Woods Brinkley	190,000	5,149,317	1,480,000	400,000	25,795,000	3,636,000
R. Eugene Taylor	300,000	8,403,810	1,522,000	400,000	26,855,620	3,636,000
Liam E. McGee	137,640	3,803,612	752,552	264,000	11,342,330	2,330,640
Alvaro G. de Molina	142,000	1,763,065	210,000	360,000	3,425,100	3,272,400
Barbara J. Desoer	305,166	4,174,855	881,392	400,000	14,176,200	3,636,000
Brian T. Moynihan	0	0	531,702	0	9,560,416	0

(1)	Value represents market value at exercise less the exercise price.

(2)	Value represents the difference between the exercise price and the market value of Common Stock of $46.99 on December 31, 2004. An option is “in-the-money” if the market value of Common Stock exceeds the exercise price.

Retirement Plans for Executive Officers other than Mr. Moynihan

Bank of America Pension Plan. The Corporation sponsors The Bank of America Pension Plan (the “Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of the associates of the Corporation and its subsidiaries (subject to certain minimum service requirements), other than associates who are covered by the FleetBoston qualified pension plan.

The Pension Plan expresses benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment credits.”

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus as described in the Summary Compensation Table, but subject to the compensation limit applicable to tax-qualified plans ($205,000 for 2004). The applicable compensation credit percentage ranges between 2% and 8% depending on the participant’s combined age and years of “benefit service” as of the start of each plan year.

“Investment credits” are based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures (which correspond to the investment funds available under The Bank of America 401(k) Plan).

At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

The Pension Plan also includes certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the Pension Plan and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plan. The Corporation sponsors the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”), a non-qualified deferred compensation plan. The Pension Restoration Plan provides “make up” benefits for participants in the Pension Plan whose Pension Plan benefits are reduced due to certain limits applicable to tax-qualified plans (such as the compensation limit described above) or due to participation in certain non-qualified deferred compensation plans. However, for 2004, no benefits were accrued under the Pension Restoration Plan on incentive compensation awards to the extent exceeding $1.0 million. Beginning January 1, 2005, no benefits are accrued on a combined basis under the Pension Plan and the Pension Restoration Plan on any compensation (base salary and incentive compensation) for the year in excess of $250,000. Pension Restoration Plan benefits are generally payable at the same time and in the same form as Pension Plan benefits, subject to limited exceptions.

Frozen SERP. Certain of the named executive officers participate in the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “SERP”). Consistent with the Corporation’s pay-for-performance philosophy, the SERP was frozen effective December 31, 2002, and as a result no further benefits accrue under the SERP. Prior to being frozen, the SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the Pension Plan, Pension Restoration Plan and Social Security. SERP participants will be eligible to receive the portion of their SERP benefits accrued through December 31, 2002 following their retirement in the form of a joint and 75% survivor annuity (or, in the case of Mr. de Molina, a joint and 66 2/3% survivor annuity). Actuarially equivalent lump sum and installment payment options may also be elected.

Estimated Annual Benefits Payable to Named Executive Officers. The following table provides the estimated annual benefits from all of the sources described above, payable as a joint and 75% survivor annuity (or, in the case of Mr. de Molina, a joint and 66 2/3% survivor annuity) commencing at normal retirement age (age 60) for each of the named executive officers (other than Mr. Moynihan) based on accruals through December 31, 2004, and projecting cash balance accounts under the Pension Plan and Pension Restoration Plan to age 60 at 5.14% (which is the statutory interest rate applicable to the Pension Plan for 2004):

Name	Year of 60th Birthday	Estimated Annual Benefit ($)
Kenneth D. Lewis	2007	3,487,942
James H. Hance, Jr.*	2004	2,685,219
Amy Woods Brinkley	2016	1,351,500
R. Eugene Taylor	2007	1,119,878
Liam E. McGee	2014	98,206
Alvaro G. de Molina	2017	549,569
Barbara J. Desoer	2012	913,557

*	Mr. Hance retired from the Corporation effective January 31, 2005. Mr. Hance previously elected to have his Pension Restoration Plan and SERP benefits paid as an actuarially equivalent lump sum. Assuming his Pension Plan benefits are also paid as a lump sum, the total actuarial equivalent lump sum value of his payments as of January 31, 2005 equals approximately $37,205,000.

Retirement Plans for Mr. Moynihan

The following table shows the estimated annual pension benefits payable at normal retirement to a participant in certain of FleetBoston’s qualified and non-qualified defined benefit plans.

Pension Table(1)

Final Average Compensation	5 Years’ Service	10 Years’ Service	20 Years’ Service	25 Years’ Service	30 Years’ Service
$1,000,000	98,350	196,701	393,401	491,752	590,102
1,500,000	148,350	296,701	593,401	741,752	890,102
2,000,000	198,350	396,701	793,401	991,752	1,190,102
2,500,000	248,350	496,701	993,401	1,241,752	1,490,102
3,000,000	298,350	596,701	1,193,401	1,491,752	1,790,102
3,500,000	348,350	696,701	1,393,401	1,741,752	2,090,102
4,000,000	398,350	796,701	1,593,401	1,991,752	2,390,102
4,500,000	448,350	896,701	1,793,401	2,241,752	2,690,102
5,000,000	498,350	996,701	1,993,401	2,491,752	2,990,102
5,500,000	548,350	1,096,701	2,193,401	2,741,752	3,290,102
6,000,000	598,350	1,196,701	2,393,401	2,991,752	3,590,102

(1)	The table sets forth the combined benefits as of December 31, 2004 payable under FleetBoston’s qualified pension plan, Retirement Income Assurance Plan and Supplemental Executive Retirement Plan (collectively, the “FleetBoston Pension Plan”).

A participant’s “Final Average Compensation” means the average annual compensation paid during the 60 consecutive calendar months in the last 120 calendar months of a participant’s employment in which the sum of the participant’s salary, plus bonuses paid by FleetBoston after 1993, was the highest.

The table describes the annual benefit payable as a single life annuity beginning at age 65. The benefits shown in the table are not subject to any deduction for Social Security or other offset amounts. In general, the annual benefit at age 65 is calculated as the sum of 1.25% of Final Average Compensation up to the Integration Level (as specified below) and 2% of Final Average Compensation in excess of the Integration Level, for each year of service up to 30. For 2004, the Integration Level equaled $43,992. The Integration Level will increase in future years based on the maximum amount of wages subject to Social Security taxes.

The “salary” and “bonus” used to determine a participant’s Final Average Compensation are the same as the “Salary” and “Bonus” reported in the Summary Compensation Table, and for 2004 and after, also includes a portion of the value of the restricted stock awarded under the EIC Plan. For purposes of the FleetBoston Pension Plan, Mr. Moynihan had 12 years of service as of December 31, 2004.

Deferred Compensation Plan.    Messrs. Lewis and Taylor also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established by the Corporation as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executive officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant is returned his or her deferrals, along with interest, following the participant’s termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62; “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate. Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following a termination of employment prior to eligibility for “regular” early retirement.

Benefit Security Trust.    The Corporation and certain of its subsidiaries have established a Benefit Security Trust (the “Trust”), which is a “grantor trust” under Section 671 of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Trust is to provide participants in designated supplemental retirement plans sponsored by the Corporation with greater assurances that the benefits to which such participants are entitled under the plans will be satisfied. The Corporation may in its discretion designate additional plans to be covered by the Trust. Contributions to the Trust by the Corporation and its participating subsidiaries are discretionary from time to time. In that regard, the Corporation has made cumulative contributions of $231.8 million to the Trust through December 31, 2004. Prior to a change of control of the Corporation, benefits are paid from the Trust only upon the direction of the Corporation. After a change of control of the Corporation, benefits are paid from the Trust to the extent such benefits are not paid by the Corporation or its subsidiaries. The assets of the Trust are subject to the claims of the creditors of the Corporation and its participating subsidiaries in the event of an “Event of Insolvency” (as such term is defined in the Trust). The fair market value of assets held in the Trust as of December 31, 2004 was $372.3 million.

Agreements With Certain Executive Officers

Mr. Hance

Mr. Hance retired from the Corporation effective January 31, 2005. In consideration for Mr. Hance’s long and distinguished service to the Corporation, the Corporation will provide Mr. Hance with continued access for life to office space (including space for secretarial support) and parking in the Corporation’s Charlotte, North Carolina offices. In addition, Mr. Hance will receive financial planning and tax preparation services for the 2005 taxable year, and the Corporation will continue to cover the cost of monitoring and servicing his home security system through the end of 2005.

Mr. Moynihan

In connection with the execution of the merger agreement between FleetBoston and the Corporation, the Corporation entered into an employment agreement with Mr. Moynihan, which became effective April 1, 2004 upon the completion of the merger. The agreement provides for a three-year employment period commencing on April 1, 2004. During the employment period, Mr. Moynihan will serve as President of the Corporation’s wealth management business and will report directly to the Corporation’s Chief Executive Officer.

During the employment period, compensation and benefits are as follows: (i) annual base salary payable is $600,000; (ii) he will be eligible to receive an annual bonus and annual equity awards commensurate with his position and on a comparable basis to similarly situated executives of the Corporation; and (iii) he will participate in the benefit plans of the Corporation on the same basis as similarly situated executives, except that the FleetBoston Supplemental Executive Retirement Plan and fringe benefits will continue to be provided.

Under the employment agreement, the cash severance payable under Mr. Moynihan’s prior change in control agreement with FleetBoston determined as of April 1, 2004 was converted into a deferred retention account, with half converted into restricted stock units and the other half credited to a cash account (which is credited with interest at the prior month’s One-Year Constant Maturity Treasury rate as determined each month by the Federal Reserve). At termination of employment, the restricted stock units are payable in shares of Common Stock (one share for each unit) and the balance of the cash account is payable in a single cash payment. The aggregate initial amount of the deferred retention account (both restricted stock units and cash account) as of April 1, 2004 was $5,025,035.

The employment agreement provides that, upon the termination of Mr. Moynihan’s employment with the Corporation, other than for “cause,” death or “disability,” or if Mr. Moynihan terminates for “good reason,” he will be entitled to receive any unpaid base salary, a pro-rata annual bonus (based on the highest bonus earned for the three years prior to the date of termination), and two times the sum of his base salary and highest annual bonus. In addition, any equity incentive awards granted to Mr. Moynihan following April 1, 2004 will vest to the extent they would have vested in accordance with their terms during the two-year period following the date of termination, and the executive will be entitled to receive the retirement and welfare benefits that were payable upon a termination by the Corporation other than for “cause” or by the executive for “good reason” pursuant to the terms of his prior change in control agreement with FleetBoston. (The prior FleetBoston change in control agreement provided for three years of retirement benefit enhancements and three years of welfare benefits continuation in the event Mr. Moynihan’s employment is terminated by the Corporation other than for “cause” or by Mr. Moynihan for “good reason” during the two year period following the April 1, 2004 merger date.)

If any amounts or benefits received under the employment agreement or otherwise are subject to the excise tax imposed under Section 4999 of the Code, an additional payment will be made to restore Mr. Moynihan to the after-tax position that he would have been in if the excise tax had not been imposed, as long as the net after-tax benefit to the executive of making such additional payment is at least $50,000.

Stock Performance Graph

The following graph compares the yearly percentage change in the Corporation’s cumulative total stockholders’ return on the Common Stock with: (i) Standard & Poor’s 500 Index; and (ii) Standard & Poor’s Global Industry Classification Standard (“GICS”) Bank Industry Index for the years ended 2000 to 2004, inclusive.

The graph assumes an initial investment of $100 at the end of 1999 and the reinvestment of all dividends during the periods indicated.

Compensation Committee Report

The compensation committee of the Board provides overall guidance to the Corporation’s executive compensation programs and stock incentive plans. For 2004 executive compensation decisions, the members of the compensation committee were Mr. Coker (chair) (who joined the compensation committee effective April 2, 2004), Mr. Countryman (who joined the compensation committee effective April 2, 2004), Mr. Fulton and Mr. Sloan. Mrs. Spangler also served on the compensation committee through April 2, 2004.

The compensation committee makes recommendations to the Board regarding the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer does not participate in discussions about his compensation matters or in the making of recommendations by the compensation committee about his compensation. The independent members of the Board further approve those compensation actions. During 2004, the Board approved all such actions which were recommended by the compensation committee.

General Executive Compensation Policies. The Corporation’s executive compensation policies are designed to attract and retain the highest quality executive officers through compensation programs that directly link pay to performance. This pay-for-performance philosophy results in compensation programs that: (i) differentiate levels of pay based on levels of performance; and (ii) align the interests of the executive officers with those of the Corporation’s stockholders.

The compensation committee measures performance based on achievement of a variety of goals set each year, which may be either corporate or business unit focused depending on the executive officer’s position and scope of responsibility. These goals address three areas of achievement: (1) customer satisfaction; (2) associate satisfaction; and (3) stockholder satisfaction. The compensation committee measures stockholder satisfaction by reviewing objective data concerning the Corporation’s financial performance, with a particular focus on revenue growth, net income growth, operating earnings per share growth, shareholder value added growth, return on equity and total stockholder return. The compensation committee’s final determination as to an executive officer’s performance for the year is based on an analysis of the applicable performance measures without any particular weighting given to any one measure. In addition to measuring performance against internal goals set on an annual basis, the compensation committee considers performance compared to performance of the Corporation’s compensation competitor group described in more detail below. The compensation committee reviews performance against these various measures for each year, as well as for a prior multi-year period to identify consistent performance over a period of time.

The Corporation’s executive compensation guidelines include the following key principles:

•	Each year the compensation committee will determine a target total compensation package for the year (including base salary, cash incentive compensation, restricted stock awards and stock option awards). The actual amount of total compensation will vary based on the compensation committee’s review of the Corporation’s and executive officer’s performance for the year relative to target. The purpose of this process is to create an increasingly variable total compensation package that will place a larger portion of compensation at risk and significantly reward superior performance.

•	The compensation committee believes that stock ownership by the executive officers is the best way to align the interests of the executive officers with those of the Corporation’s stockholders. Each executive officer’s target total compensation package includes a combination of restricted stock and stock option awards in furtherance of this stock ownership goal, and these stock components comprise the majority of the target total compensation package. For performance in 2004, the compensation committee placed greater emphasis on restricted stock awards rather than stock options as a means to increase long-term stock ownership by the executive officers. Also for 2004 stock option awards, executive officers must hold certain shares acquired upon exercise of stock options for a three-year period after exercise, as described in more detail below.

•	Generally, the compensation committee establishes target financial performance goals to usually correspond to superior performance. The compensation committee expects target total compensation to approximate the median to high quartile of the competitor group for achieving this level of performance.

In establishing the target total compensation package for each year and in considering the appropriate performance measures, the compensation committee reviews compensation practices for executives in comparable positions at a competitor group of the largest United States bank holding companies and diversified financial services companies,* as well as certain leading United States (generally, Fortune 20) non-financial services companies. This competitor group may change from year to year depending on changes in the marketplace and the business focus of the Corporation, and will generally not correspond to the large list of bank holding companies comprising the S&P GICS Bank Industry Index used in the stock performance graph. In addition, the compensation committee receives counsel from an independent executive compensation consultant, which it meets with regularly without the presence of management.

The target total compensation package contains four primary components: base salary, cash incentives, restricted stock awards and stock option awards. Each of these components is described in greater detail below.** Because base salary is designed to constitute only a minor portion of an executive officer’s total compensation package assuming target performance, the Corporation’s and executive officer’s performance for the year drives the vast majority of the executive officer’s compensation for the year. The restricted stock and stock option awards generally will comprise a majority of the total compensation package at target performance.

1. Base salary. The relative levels of base salary for the executive officers are designed to reflect each executive officer’s scope of responsibility and accountability within the Corporation and to be part of a competitive total compensation package in light of compensation practices at the group of competitor institutions described above.

2. Cash incentives. The Corporation provides performance-related annual cash incentive compensation to its executive officers under the stockholder-approved Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of the Corporation’s net income for that year. The compensation committee determines the actual amount of the incentive compensation based on the compensation committee’s overall assessment of the executive officer’s individual performance for the year relative to established goals and in light of competitive market practices at the group of competitor institutions described above.

3. Restricted stock awards. As mentioned above, the compensation committee believes that stock ownership by the executive officers best aligns the interests of the executive officers with those of the Corporation’s stockholders. The compensation committee uses awards of restricted stock made as part of the annual incentive award as an important means to this end. Under the EIC Plan, the compensation committee can determine to make all or any portion of the annual incentive award in the form of an award of restricted stock granted under the Stock Plan. The portion of the total incentive award to be delivered as restricted stock is determined under the Corporation’s Equity Incentive Program, although the compensation committee may make certain adjustments under the EIC Plan to either increase or decrease the total percentage of the award delivered as restricted stock. However, in no event will the total value of the annual incentive award (i.e., the cash and restricted stock portions combined) exceed the maximum deductible amount under the EIC Plan formula described above. The restricted stock does not become earned and payable until the third anniversary of the grant date (except in the case of death, disability, retirement or involuntary termination without cause). Unearned restricted stock will be subject to forfeiture in the case of termination of employment under certain circumstances.

*	For 2004, the competitor group of the largest United States bank holding companies and diversified financial services companies used by the compensation committee consisted of the following eight companies: Citigroup, Goldman Sachs, JP Morgan Chase, Merrill Lynch, Morgan Stanley, US Bancorp, Wachovia and Wells Fargo.

**	Executive officers also participate in the Corporation’s various qualified and certain non-qualified employee benefit plans designed to provide retirement income. Consistent with the Corporation’s pay-for-performance philosophy, the Corporation froze benefits effective December 31, 2002 under the SERP in which certain of the named executive officers participate. Accordingly, no additional benefits accrue under the SERP for compensation or service for periods beginning after December 31, 2002. In accordance with certain contractual commitments resulting from the FleetBoston merger, certain executive officers continue to participate in the FleetBoston Supplemental Executive Retirement Plan. See “Retirement Plans” above.

4. Stock option awards. The compensation committee believes that stock option awards made as part of a broader performance-based compensation program can create a strong link to long-term financial results, particularly if the awards have appropriate vesting and other provisions that encourage a long-term perspective by the executive officers. The compensation committee determines the actual stock option award for an executive officer for a year based on the same review of performance as applicable to the executive officer’s cash incentive and restricted stock awards for the year as described above. The stock options granted under the Stock Plan have an exercise price not less than fair market value of the Common Stock on the date of grant. The compensation committee intends that awards made under the Stock Plan include vesting conditions that encourage an executive officer to remain with the Corporation over a period of years. In that regard, stock option awards to the executive officers for 2004 include a three-year cliff vesting requirement. In addition, for 2004 awards, any gains realized by an executive officer upon exercise (net of taxes) must be held by the executive officer in the form of shares of Common Stock for a period of three years following exercise (or until termination of employment, if earlier).

Section 162(m). Compensation decisions for the executive officers are made with full consideration of the Code Section 162(m) implications. (Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit.) Amounts awarded under the EIC Plan (both the cash and restricted stock components) are intended to constitute “performance-based compensation” under Code Section 162(m). Likewise, compensation realized by executive officers through the exercise of stock options should be fully deductible to the Corporation as “performance-based compensation” under Section 162(m).

Policy on Future Severance Agreements. During 2002, the Corporation adopted a Policy on Future Severance Agreements. Pursuant to this Policy, the Corporation will not enter into employment or severance agreements with its named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by the stockholders. The Policy applies to any employment or severance agreements entered into with named executive officers after the Policy’s effective date, April 24, 2002, or to any prior employment or severance agreements that are modified, extended or renewed after the Policy’s effective date.

2004 Compensation for Mr. Lewis. The general policies and guidelines described above for the compensation of executive officers also apply to the compensation recommendations made by the compensation committee and approved by the independent members of the Board with respect to the 2004 compensation for Mr. Lewis as the Corporation’s Chief Executive Officer.

Mr. Lewis’s annual rate of base salary remained unchanged at $1.5 million for 2004.

During 2004, the compensation committee established a total compensation package for Mr. Lewis assuming target performance by the Corporation, including a target cash incentive award, restricted stock award and stock option award. In determining Mr. Lewis’s actual cash incentive, restricted stock and stock option awards for performance in 2004, the compensation committee noted the following:

•	The Corporation has had a cumulative total stockholder return from 2001 (the year in which Mr. Lewis became Chief Executive Officer) through 2004 of approximately 140%, far exceeding the total stockholder return over that period of any other company in its competitor group. The Corporation also had strong performance relative to its competitor group during this four-year period in operating net income growth, operating earnings per share growth and shareholder value added growth.

•	For 2004, the Corporation ranked first among its competitor group in total stockholder return. Overall financial performance for 2004 was also strong against the Corporation’s key financial internal goals.

•	The FleetBoston merger has been successful both operationally and financially. The Corporation successfully completed the rebranding of all banking centers in the former FleetBoston franchise and has surpassed goals related to customer account growth in the Northeast. The Corporation has consistently met or exceeded analysts’ expectations on earnings per share since the merger was first announced.

•	As further indication of the success of the FleetBoston merger to date, customer satisfaction across franchise, including in the Northeast, grew during 2004.

Given the high level of performance measured for 2004 on both a one-year and multi-year basis and measured against both internal goals and against performance of the competitor group, and taking into account the operational and financial success of the FleetBoston merger to date, the compensation committee awarded cash incentives, restricted stock and stock options to Mr. Lewis for 2004 as shown in the Summary Compensation Table that were above the target level of awards established earlier in 2004.

Submitted by the 2004 Compensation Committee of the Board:

Charles W. Coker, Chair (joined the compensation committee effective April 2, 2004)

Gary L. Countryman (joined the compensation committee effective April 2, 2004)

Paul Fulton

O. Temple Sloan, Jr.,

Meredith R. Spangler (left the compensation committee effective April 2, 2004)

Compensation Committee Interlocks and Insider Participation

Messrs. Sloan, Fulton and Virgil R. Williams and Mrs. Spangler served on the compensation committee until April 2004. Messrs. Coker, Countryman, Fulton and Sloan currently serve on the compensation committee. None of these individuals is or has been an officer or employee of the Corporation.

Certain Transactions

A number of the Corporation’s directors and executive officers and certain business organizations and individuals associated with them have been customers of the Corporation’s banking subsidiaries. All extensions of credit to the foregoing persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

In the ordinary course of business, the Corporation also performs investment banking, financial advisory and other services for entities with which its directors are affiliated.

In the opinion of management, each of the following transactions was on terms no more or less favorable than those prevailing at the time for comparable transactions with unaffiliated parties.

Until December 31, 2004, Ms. Brinkley’s spouse was one of 47 members of a law firm that has regularly provided legal services to the Corporation for over 40 years. In 2004, the law firm received approximately $9,303,000 for services provided to the Corporation and its subsidiaries, the majority of which was paid by customers of the Corporation. Effective December 31, 2004, Ms. Brinkley’s spouse withdrew from membership in the firm, although he remained as counsel to the firm during January of 2005. As of February 1, 2005, Ms. Brinkley’s spouse is no longer affiliated with the law firm.

Mr. Countryman’s daughter is one of 341 partners in a law firm that has regularly provided legal services to the Corporation and its predecessors for over 100 years. In 2004, the law firm received approximately $23,300,000 for services provided to the Corporation and its subsidiaries, a portion of which was paid by customers of the Corporation.

The Corporation leases space for banking centers from subsidiaries of Highwoods Properties, Inc., a company of which Mr. Sloan is Chairman. In 2004, the Corporation paid rental and related charges of approximately $2,985,000 for these centers. Mr. Sloan is neither an executive officer nor an employee of Highwoods.

Audit Committee Report

The audit committee currently consists of three members of the Board, each of whom is independent of the Corporation and its management, as defined by the New York Stock Exchange listing standards. The Board has adopted, and annually reviews, an audit committee charter. The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities.

The audit committee has reviewed and discussed the Corporation’s December 31, 2004 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm (“PwC”). The audit committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The audit committee also has received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence from the Corporation. The audit committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board that the December 31, 2004 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.

Submitted by the Audit Committee of the Board:

Donald E. Guinn, Chair

William Barnet, III

Thomas J. May

C. Steven McMillan (resigned from the Board effective February 22, 2005)

ITEM 2: RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The audit committee has approved the selection of PwC as independent public accountants to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2005, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the audit committee will consider a change in auditors for the next year.

PwC has advised the Corporation that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Independence Standards Board and federal securities laws administered by the Securities and Exchange Commission. Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

During 2004, PwC’s fees for services rendered equaled $52,400,000, and PwC’s fees for services for 2003 were $37,500,000. The 2004 services include those attributable to the addition of the FleetBoston operations. The 2004 and 2003 amounts are divided into the following four categories:

Audit Fees

PwC’s fees related to the audit of the Corporation’s consolidated financial statements, the audit of statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents were $28,800,000 in 2004 and $17,800,000 in 2003.

Audit-Related Fees

PwC billed the Corporation $7,500,000 for audit-related fees in 2004 and $5,000,000 for audit-related fees in 2003. These fees included other audit and attest services, financial accounting, reporting and compliance matters, risk and controls review and transaction and due diligence services.

Tax Fees

PwC billed the Corporation $15,300,000 for tax compliance, advisory and planning services in 2004, and $13,800,000 for tax compliance, advisory and planning services in 2003.

All Other Fees

PwC billed the Corporation $800,000 for all other fees in 2004, and $900,000 for all other fees in 2003. These fees were for financial advisory, litigation assistance and human resource advisory work.

Pre-approval Policies and Procedures

Under the audit committee’s pre-approval policies and procedures, the audit committee is required to pre-approve the audit and non-audit services performed by the Corporation’s independent registered public accounting firm. The audit committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the audit committee. The list of pre-approved services is divided into four categories: audit services, audit-related services, tax services and all other services. In addition, the audit committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the audit committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the audit committee or its designee.

The audit committee has delegated pre-approval authority to the audit committee chair, and any pre-approved actions by the audit committee chair as designee are reported to the audit committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2004 were pre-approved by the audit committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers LLP as independent public accountants for 2005 (Item 2 on the proxy card).

ITEMS 3 and 4: STOCKHOLDER PROPOSALS

The Corporation has received the stockholder proposals set forth below in Items 3 and 4. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 3 and 4.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS

The Corporation has received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. As of the record date for the Annual Meeting, Mrs. Davis beneficially owned 1,720 shares of Common Stock.

Resolved: That the stockholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston, and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens’ initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

Stockholder’s Statement Supporting Item 3:

This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

If you AGREE, please mark your proxy FOR this resolution.

The Board recommends a vote “AGAINST” Item 3 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Corporation is already required to comply with numerous federal, state and local laws and regulations governing the permissibility and reporting of political contributions. If adopted, this proposal would impose additional costs and administrative burdens on the Corporation without conferring a commensurate benefit on the shareholders.

Under applicable law, the Corporation cannot make corporate contributions to federal candidates. The Corporation is permitted to make contributions to state and local candidates or initiatives where permitted by law, but rarely does so. As authorized by federal and state law, the Corporation also sponsors a federal political action committee and several state political action committees funded solely by voluntary contributions from employees. In each instance, our employee political action committees and the Corporation fully comply with all applicable reporting and public disclosure requirements. The political action committees file publicly available reports with the Federal Election Commission and state and local campaign finance committees detailing their receipts and disbursements.

The Board believes that these political activities are important efforts that should not be hindered by special disclosure rules in addition to those required by federal, state and local regulatory authorities. The Board further believes that much of the requested disclosure is already publicly available. As such, the Board does not believe that advertising in newspapers would either provide shareholders with additional meaningful information or be a productive use of the Corporation’s funds.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING NOMINATION OF DIRECTORS

The Corporation has received the following stockholder proposal from Mr. Frank Coleman Inman, 600 Cherry Drive, #3, Eugene, Oregon 97401-6644. As of the record date for the Annual Meeting, Mr. Inman beneficially owned 29,600 shares of Common Stock.

Resolved: The shareholders recommend that our board of directors nominate at least fifty percent more director nominees than there are open board seats. Shareholders will be provided in the proxy materials with the director nominee names, SEC-required declarations, biographical sketches, and photographs. Then shareholders or legal agents of shareholders will be able to vote their shares for no more than one nominee for each open seat.

From all shares voted, the director nominees with the most votes for the available seats will comprise the new board until the next board election. The board of directors has the discretion of fully endorsing all director nominees or recommending, as they currently do to the shareholders, one director for each open seat.

Stockholder’s Statement Supporting Item 4:

In our typical board elections, stockholders have only one director nominee option for each open board position. Any shareholder(s) can withhold votes for any or all nominees, but lacking alternate director nominees, the election results remain preordained. This lack of options for typical shareholders means that all director nominees will be elected whether most stockholders believe each nominee will represent most shareholders well or not, raising accountability and control issues to many shareholders.

Director priorities other than representing most stockholders have often contributed to corporate downfalls; examples may include Enron and Worldcom. While Bank of America directors have a good overall track record of helping grow shareholder wealth, better director oversight via shareholder choice may increase shareholders’ control of investments.

Similar solutions for shareholder and/or member choice are often recommended by corporate governance experts and are successfully implemented by many organizations, including the publisher of Consumer Reports. Last year, when this proposal was first put before BAC stockholders, over 94 million shares (equal to over 188 million shares post August 2004 stock split) were voted in favor, a strong start.

Providing positive, practical director choice for stockholders may increase our Bank of America stock price, via more stockholder control of our BAC investments. Corporate governance may improve most via better board elections, and this practical solution makes sense for most Bank of America stockholders.

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

This proposal was submitted at the 2004 Annual Meeting and was overwhelmingly rejected by the stockholders. Approximately 93% of the votes cast voted against this proposal in 2004. The Board has again considered this proposal and continues to believe that its adoption is unnecessary and would not be in the best interests of the Corporation or its stockholders.

The Board believes that the current nominating process is the most effective method of ensuring that highly qualified individuals serve on the Board. Under the Corporation’s current procedures, the corporate governance committee of the Board is responsible for reviewing potential candidates for Board membership and recommending nominees to the Board. The corporate governance committee considers all proposed nominees for director, including sitting directors and nominees for whom a stockholder has submitted a written recommendation. (See “Corporate Governance—Board Committee Membership and Meetings.”)

The Board believes that the proposal would be extremely detrimental to the Corporation’s ability to attract highly-qualified candidates to serve on the Board. It is neither practical nor fair for the Board to ask these candidates to set aside their time and potential other directorship positions to compete in a politicized contest in which they could not be assured of having the recommendation and full support of the entire Board. Accordingly, the Corporation could be denied the services of highly-qualified individuals. Further, in selecting a slate of candidates, the corporate governance committee considers both the qualifications of each individual as well as the qualifications of the group as a whole. The corporate governance committee then nominates those individuals that it believes will individually and together best serve the stockholders. The ambiguity created by having to nominate at least fifty percent more nominees than there are open board seats could result in a Board that, in the aggregate, lacks diversity or lacks certain skills and levels of experience.

Under the current procedures, the Board believes that each nominee selected possesses the necessary skills and expertise to best serve the stockholders. The Board does not believe that it is in the best interests of stockholders, or consistent with the Board’s fiduciary duties, to propose additional directors who are not the corporate governance committee’s first choice. Approval of the proposal would require the Board to recommend both the individual who it believes is the best qualified to serve as a director and additional candidates who may be viewed less favorably by the Board. Accordingly, the proposal could result in a fragmented and ineffectual Board.

The Board believes the existing process for evaluating potential candidates, including those proposed by stockholders, is the most efficient way to present stockholders with qualified directors.

PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2006 Annual Meeting, you must submit your proposal no later than November 28, 2005.

If you wish to submit a proposal for consideration at the 2006 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than November 28, 2005 and no later than January 12, 2006.

You must submit proposals in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Appendix A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding year (and, beginning November 4, 2004, if it existed within the preceding three years):

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director or an executive officer of the Corporation who is an immediate family member of the director received more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Corporation’s audit during that time;

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

A-1

The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

A-2

Appendix B

BANK OF AMERICA CORPORATION

AUDIT COMMITTEE CHARTER

Composition

The Audit Committee shall be comprised of at least three directors who are appointed by the Board, each of whom shall have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation. In addition, each member shall otherwise satisfy the applicable membership and experience requirements under the rules of the New York Stock Exchange, Inc. (NYSE), and the Federal Deposit Insurance Act, as such requirements are interpreted by the Board of Directors in its business judgment. In particular, each member of the Audit Committee shall be financially literate, and at least one member shall be deemed a “financial expert” as defined by the Securities and Exchange Commission (SEC). Should the Board elect not to designate a “financial expert”, appropriate disclosure shall be made concerning the reasons the Committee does not include a “financial expert”. The Board shall determine, at least annually, the eligibility of all Committee members.

Objective

The Committee shall assist the Board in monitoring (i) the effectiveness of the Corporation’s system of internal controls, (ii) the integrity of the consolidated financial statements of the Corporation, and (iii) the compliance by the Corporation with legal and regulatory requirements. The Committee shall also provide direct oversight of the corporate audit function and the Independent Registered Public Accounting Firm (including oversight of such accountant’s appointment, compensation, qualifications and independence).

The Committee recognizes that the Corporation’s consolidated financial statements are the responsibility of management, not the Committee. Furthermore, the Independent Registered Public Accounting Firm is responsible for planning and conducting the audit to determine i) whether the Corporation’s annual consolidated financial statements present fairly in all material respects the financial position of the Corporation in accordance with accounting principles generally accepted in the United States of America; ii) whether management’s assessment of the design and operating effectiveness of the internal controls over financial reporting is fairly stated in all material respects; and iii) whether the Corporation maintained, in all material respects, an effective system of internal controls over financial reporting.

A separate Asset Quality Committee of the Board of Directors is charged with reviewing the Corporation’s asset quality trends with management prior to each regularly scheduled Board of Directors meeting. In fulfilling that responsibility, the Asset Quality Committee reviews: credit concentrations, certain high risk credits, credit risk inherent in selected products and businesses, and monitors management’s adherence to prudent and sound credit policies and practices. The Asset Quality Committee also receives periodic reports from credit review summarizing the results of credit review examinations.

Duties

The Audit Committee shall annually review the scope of the proposed internal audit, external audit, and credit review activities and review the actual coverage of those activities. The Committee shall discuss annually with management, the Independent Registered Public Accounting Firm, and the General Auditor the contents of the annual and quarterly consolidated financial statements of the Corporation.

More specifically, the Committee shall:

1.	Annually, approve a qualified Independent Registered Public Accounting Firm. The Independent Registered Public Accounting Firm is to be ultimately accountable to the Committee, and the Committee shall have the authority to terminate the Independent Registered Public Accounting Firm at the Committee’s discretion.

2.	Review the scope and approve the fees to be paid to the Independent Registered Public Accounting Firm for the annual audit of the Corporation’s consolidated financial statements, of management’s assessment of the internal controls over financial reporting and of the effectiveness of the Corporation’s internal control over financial reporting.

3.	At least annually review the experience and qualifications of the senior members of the Independent Registered Public Accounting Firm’s engagement team and receive a report from the Independent Registered Public Accounting Firm describing the Firm’s internal quality control procedures, any material issues raised by the most recent internal quality and peer reviews of the Firm, or raised by any inquiry or investigation by governmental or professional authorities, including the Public Company Accounting Oversight Board, within the preceding five years and any corrective actions taken.

4.	Evaluate the performance of the Independent Registered Public Accounting Firm based on reports on the results of the Independent Registered Public Accounting Firm’s internal quality control procedures, peer reviews, external inquiries or investigations and discussions with management and the General Auditor in connection with the annual nomination of the Corporation’s Independent Registered Public Accounting Firm for the coming year.

5.	Pre-approve the retention of the Independent Registered Public Accounting Firm for permitted non-audit services and the estimated fees for such services.

6.	Recommend to the Board guidelines for the Corporation’s hiring of employees and former employees of the Independent Registered Public Accounting Firm.

7.	Receive and review periodic disclosures from the Independent Registered Public Accounting Firm concerning their independence to satisfy itself as to their independence and, if deemed advisable, recommend that the Board take appropriate action.

8.	Discuss with management and the Independent Registered Public Accounting Firm, the audited consolidated financial statements and the results of the Independent Registered Public Accounting Firm’s annual examination, with particular emphasis on:

a.	Significant accounting policies and audit conclusions regarding accounting estimates, including the nature of any significant changes, adjustments, reclassifications, or disclosures proposed by the external auditor;

b.	The impact of any new or proposed changes in accounting principles or practices;

c.	The Independent Registered Public Accounting Firm’s judgments concerning the quality of the Corporation’s accounting principles and underlying estimates in its consolidated financial statements; and,

d.	Ensure the resolution of any significant disagreements between the Independent Registered Public Accounting Firm and management, including any restrictions placed on the scope of the auditor’s examination and the nature of any significant unresolved accounting or auditing problems encountered during the examination.

9.	Review with management, the Independent Registered Public Accounting Firm and the General Auditor the effect of significant accounting initiatives, including off-balance sheet structures on the Corporation’s financial statements.

10.	Review with management, the Independent Registered Public Accounting Firm and the General Auditor any correspondence with regulators or governmental agencies and any employee (“Whistleblower”) complaints or published reports, which raise significant issues regarding the Corporation’s financial statements or accounting policies, procedures or controls in accordance with the Committee’s established procedures.

11.	Based upon review and discussion with management and the Independent Registered Public Accounting Firm, recommend to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s annual Form 10-K.

12.	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual Proxy Statement.

13.	Review with management, the Independent Registered Public Accounting Firm and the General Auditor the basis for the annual report filed under Section 36 of the Federal Deposit Insurance Act (including the reports under Section 404 of Sarbanes-Oxley) which includes (i) audited financial statements; (ii) reports by management stating management’s responsibility for preparing financial statements, maintaining adequate internal controls and procedures, and complying with laws and regulations regarding safety and soundness; (iii) management’s assessment of the effectiveness of the company’s internal control over financial reporting and (iv) the Independent Registered Public Accounting Firm’s audit report on the Corporation’s consolidated financial statements, management’s assessment of the internal controls over financial reporting and the effectiveness of the Corporation’s internal control over financial reporting.

14.	Determine that certifications by the Chief Executive Officer and Chief Financial Officer required under Sections 302 and 906 of the Sarbanes-Oxley Act are filed with the SEC. Additionally, determine that the CEO certification covering NYSE Listing Standards is filed with the NYSE.

a.	Quarterly review the Due Diligence Process for issuing the certifications under Sections 302 and 906.

b.	Quarterly receive a report on any significant deficiency or material weakness in the Corporation’s internal controls or any fraud involving an employee associated with internal controls.

c.	Annually review the Corporation’s disclosure controls and procedures, including the Corporation’s internal controls.

15.	Review and discuss with management and the Independent Registered Public Accounting Firm quarterly consolidated financial results and the primary components of the press release prior to the public announcement of such results. In addition, the Committee shall discuss with management, the Corporation’s quarterly disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and be informed, on a periodic basis, of significant financial information and earnings guidance provided to analysts and rating agencies.

16.	Discuss with management the results of examination activities of corporate audit and credit review staffs, and performance thereof, including policies with respect to risk assessment and risk management and determine that significant matters disclosed during such activities, as well as material weaknesses reported by the Independent Registered Public Accounting Firm, are satisfactorily addressed by management.

17.	Review the scope and content of examinations of the Corporation performed by the examination forces of the Federal Reserve Board, Comptroller of the Currency and other regulatory agencies and report their conclusions to the Board of Directors, including comments as to the suitability of necessary corrective action taken, and to the response made to the regulators.

18.	Periodically review with management and the Corporation’s General Counsel the nature and status of significant legal matters.

19.	Review waivers to the Corporation’s Code Of Ethics and Insider Trading Policy with management, and ensure that any waivers for directors, executive officers or senior financial officers are presented to the Board for approval.

20.	Annually obtain a report from the General Auditor concerning the Corporation’s implementation of the Code Of Ethics and Insider Trading Policy.

21.	Annually review and approve the Bank Protection Act Program, Bank Secrecy Act Program, Contingency Planning Program, Consumer Compliance Program, Information Security Program and Retail Sales of Nondeposit Investment Products Policy.

22.	Ensure that suitable audits are made of the trust activities in compliance with and for the purposes expressed in Regulation 9 of the Comptroller of the Currency, and determine that fiduciary activities are administered in substantial accordance with applicable laws, Regulation 12 CFR 9, and sound fiduciary principles.

23.	Annually review the budgeting and expense allocation process with respect to Equity Research to ensure that Equity Research’s budget and expense allocations have been determined without input from Investment Banking.
24.	Approve the appointment of the Corporation’s General Auditor.

a.	Annually review the performance and compensation of the Corporation’s General Auditor.
25.	As determined by the Committee, periodically meet with the Chief Financial Officer, the General Auditor and the Independent Registered Public Accounting Firm in separate executive sessions.

26.	Annually evaluate the Committee’s performance.

27.	Annually review and reassess the adequacy of the Audit Committee Charter, and recommend any proposed changes to the Board for approval.

The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee shall determine, in its business judgment, that any such consultants have no relationship to the Corporation that would interfere with the exercise of their independent judgment.

Meetings

The Committee shall meet with representatives of the Independent Registered Public Accounting Firm, the General Auditor, the Chief Financial Officer, the Principal Financial Executive, and with other members of management at the request of the Audit Committee, and with any regulatory examiners as deemed appropriate. The Committee shall be free to talk directly and independently with any members of management appropriate to carrying out its responsibilities.

Bank of America

ADMISSION TICKET

TO 2005 ANNUAL MEETING

c/o EquiServe

P.O. Box 8694

Edison, NJ 08818-8694

2005 ANNUAL MEETING OF STOCKHOLDERS

TIME: Wednesday, April 27, 2005, 10:00 am (local time)

PLACE: Belk Theater of the Blumenthal Performing Arts Center,

Charlotte, North Carolina

AUDIOCAST: Live on the Internet at www.bankofamerica.com/investor Instructions appear on the Internet site one week prior to the meeting.

ADMISSION: Valid admission ticket and picture identification required.

VOTER AUTHENTICATION NUMBER

Your vote is important. Please vote immediately.

Vote-by-Internet

1. Log on to the Internet and go to www.eproxyvote.com/bac 24 hours a day, 7 days a week.

2. Follow the instructions.

OR

Vote-by-Telephone

1. Call toll-free 1.877.PRX.VOTE (1.877.779.8683) 24 hours a day, 7 days a week.

2. Follow the instructions.

If you vote over the Internet or by telephone, please do not mail your proxy card.

DETACH HERE AND BRING ADMISSION TICKET TO MEETING

Please mark votes as in this example. 4701

The Board of Directors recommends a vote “FOR” Items 1 and 2 and a vote “AGAINST” Items 3 and 4.

1. Election of Directors (01) William Barnet, III (02) Charles W. Coker (03) John T. Collins (04) Gary L. Countryman

(05) Paul Fulton (06) Charles K. Gifford (07) W. Steven Jones (08) Kenneth D. Lewis (09) Walter E. Massey (10) Thomas J. May

(11) Patricia E. Mitchell (12) Edward L. Romero (13) Thomas M. Ryan (14) O. Temple Sloan, Jr. (15) Meredith R. Spangler

(16) Robert L. Tillman (17) Jackie M. Ward

2. Ratification of

Independent

Public

Accountants

FOR

AGAINST

ABSTAIN

FOR ALL NOMINEES

WITHHOLD FROM ALL NOMINEES

3. Stockholder Proposal - Political Contributions

FOR

AGAINST

ABSTAIN

4. Stockholder Proposal - Nomination of Directors

For all nominees except as noted above

Mark this box if you have any address changes and/or comments.

I/We plan on attending the Annual Meeting.

Signature: Date: Signature: Date:

Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Attention Internet Users!

You can now access your stockholder information on the following secured Internet site:

http://www.bankofamerica.equiserve.com

Step 1: ESTABLISH A PASSWORD

(1st time users only)

Go to Establish or recover access to your account

Enter ticker symbol BAC

Enter social security number and zip code

Click on Proceed

Follow the instructions

Step 2: LOG IN

(Returning users)

Select account

Enter social security number

Enter your password

Follow the instructions

Step 3: SELECT INFORMATION

Your Account Status screen allows you to view basic information. To view details, click on any of the buttons at the left of the page.

Once you establish a password, you can view your account details and perform multiple transactions such as:

View account status

View recent account activity

View tax information

Print duplicate tax forms

Change your address

Request dividend check replacement

Change your dividend election

Sell book-entry shares

View stock price information

If you wish to receive future meeting materials and stockholder communications electronically, please enroll at www.bankofamerica.equiserve.com for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence.

If you are not an Internet user and wish to contact Bank of America Shareholder Relations, you may use one of the following methods:

Call: 1.800.642.9855

Write: Bank of America Shareholder Relations

P. O. Box 43095

Providence, RI 02940-3095

Bank of America Higher Standards

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 27, 2005

You, the undersigned stockholder, appoint each of Sanjay Gupta and Andrea B. Smith, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 27, 2005, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America associates. If you are a participant in The Bank of America 401(k) Plan or the FleetBoston Financial Savings Plan and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY OR VOTE BY INTERNET OR TELEPHONE.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.